Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Heather Getz
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Completes Acquisition of Biotel Inc.

Conshohocken, PA, December 21, 2010 — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, announced today that it has successfully completed its previously announced acquisition of Biotel Inc. for $4.055 per share of Biotel common stock.  The aggregate purchase price is approximately $11.6 million.  With the completion of the acquisition, Biotel and CardioNet have filed to dismiss the outstanding litigation between the two companies with the United States District Court.

Joseph H. Capper, President and Chief Executive Officer of CardioNet, said, “We are excited to complete the acquisition of Biotel. We are looking forward to expanding our product offerings with Biotel’s wireless event monitor as well as diversifying our revenue with the addition of the manufacturing and clinical services businesses.”

About CardioNet

CardioNet is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOT™). More information can be found at http://www.cardionet.com.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the effect of the completion of the acquisition of Biotel on CardioNet’s business operations and financial results, our growth prospects, the prospects for our existing products and those we will acquire in the Biotel acquisition, and our confidence in the Company’s future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “potential,” “promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the ability to integrate Biotel’s operations into CardioNet’s business, the effect of the implementation of the Centers for Medicare and Medicaid’s national price in 2011, the success of our efforts to address the operational issues, including cost savings initiatives, that affect our business, changes to reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services and patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.